Exhibit 99.1

Prospect Global Resources and Sichuan Chemical Sign $2-Billion-Plus, 10-Year Purchase and Sale Agreement for Potash

Landmark Deal Will Provide Sichuan Chemical with at Least 25% of the Output of American West Potash Project

DENVER, CO, and CHENGDU, China — Oct. 22, 2012 — Prospect Global Resources, Inc. (NASDAQ: PGRX) and Sichuan Chemical Industry Holding Co., Ltd. today jointly announced a more than $2-billion agreement, over a 10-year period, under which Sichuan will purchase at least 500,000 metric tons of potash annually, or 25% of the projected output of Prospect Global’s American West Potash field in Holbrook, AZ.

The conservative deal valuation reflects current market prices of about $475 per metric ton for a total of 5 million metric tons. The contract is take-or-pay, backed by a letter of credit. The agreement also provides an option for American West to sell and Sichuan Chemical to purchase an additional amount of potash.

It is believed to be the largest-ever purchase and sale contract — in price and volume — for a potash mine under development in the United States. It is also believed to be one of the largest potash export contracts in U.S. history.

Prospect Global believes that this bankable offtake agreement enhances the attractiveness of the project to lenders. The current timetable calls for the American West site to be in production by late 2015 or early 2016.

Pat Avery, Chief Executive Officer of Prospect Global, said: “This agreement is a major vote of confidence both in the long-term potential of our American West Potash site as a mineral resource and in Prospect Global’s ability to create a state-of-the-art mining operation to capitalize on that potential. Bankable offtake contracts are a top priority in our detailed strategic plan, and we continue to execute on key drivers.”

From the perspective of Sichuan Chemical, a state-owned enterprise that is one of China’s largest fertilizer manufacturers and its third-largest chemical company, the accord provides a large — and independent — new source of a commodity that is critical to meeting the challenge of feeding the world’s largest nation. This year’s record drought in North America and Europe has cut grain harvests, squeezing global food reserves and raising prices. In that context, obtaining dependable supplies of potash, which raises agricultural productivity without depleting soil nutrients, is vital to China’s food security.

Xiaojun Chen, Chairman of Sichuan Chemical, said: “This agreement with Prospect Global has important long-term strategic benefits for Sichuan Chemical and also will make a significant contribution to the economic development of Sichuan Province and the Chinese potash industry. We are honored to work with Prospect Global and look forward to a prosperous future.”

Devon Archer, a Prospect Global director who acted as Prospect Global’s lead negotiator, commented: “Today’s agreement is the product of six months of negotiation and due diligence carried out in China and the United States. That process has resulted in a high level of trust and respect on the part of both parties.  As we look forward to a long relationship with Sichuan Chemical, we are proud of the role that Prospect Global can play in helping to bring food security to China while meaningfully impacting the US/China trade balance over the next decade.”

The American West Potash field is located in the Holbrook Basin of eastern Arizona. A new interim engineering report by the international engineering firm of Tetra Tech Inc. shows Prospect Global to be on track to meet key targets within previous expectations as to capital and operating expenses, infrastructure, permitting, and site plan for its American West Potash project in Holbrook.  Prospect Global’s next major developmental step is a bankable feasibility study, scheduled for the first half of 2013.  Further information on Prospect Global’s estimated potash reserves can be found at www.prospectGRI.com.

Once the mine is in production, it will create an estimated 700 U.S. domestic jobs in mining, transportation and logistics, located mainly in eastern Arizona but also at warehouses and North American ports.  Its multi-generational economic presence will spill over into the community and promote the development and growth of local businesses for many years.

“Today’s announcement is another step in bringing much-needed, high-paying jobs to a region of Arizona where incomes are usually low and unemployment is chronically high,” Pat Avery said.  “It’s a refreshing change to see money from overseas creating jobs in the United States. And from an environmental perspective, any large potash agreement is welcome news because increasing agricultural yields per acre means improving quality of life and decreasing the carbon footprint.”

This Press Release may include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, as well as the additional risks described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2012 and our Prospectus dated June 29, 2012. Most of these factors are beyond our ability to predict or control. The forward looking statements are made as of today’s date and, except as required under applicable securities legislation, we do not assume any obligation to update any forward-looking statements. You are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources, Inc.

Prospect Global Resources, Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona. The company’s stock is traded on the NASDAQ Stock Exchange under the ticker symbol PGRX.

About Sichuan Chemical Industry Holding Co., Ltd.

Sichuan Chemical Industry Holding (Group) Co., Ltd. (SCIHC) is a provincial state-owned enterprise with assets of RMB 20 billion. It is a large-scale conglomerate involved in production and marketing of fertilizers and chemical products, including phosphorite and coal. Additional business lines include international commodities trade and chemical and technical services. SCIHC has 24,300 full-time employees, more than 5,000 of whom are technical professionals. Sichuan Chemical has been a leader of China’s chemical industry for more than 50 years.

Sources:	Prospect Global Resources Inc.
Sichuan Chemical Industry Holding Co.

Contact:	Sitrick And Company, New York
Thomas Mulligan, 212-573-6100
thomas_mulligan@sitrick.com